Exhibit 99.1

Countrywide company logo here
400 Coutnrywide Way SV 44
Simi Valley, California  93065-6298
(805) 520-5100


March 19, 2004

J. P. Morgan Chase
4 New York Plaza 6th FL
New York, NY  10004
Re:  Morgan Stanley 2003-NC10
Attn:  Alayne Fleischman

OFFICER'S CERTIFICATE

I, Joseph M. Candelario, hereby certify that I am the First Vice President,Loan Administration of Countrywide Home Loans, Inc., fka Countrywide funding Corporation. I further certify, with respect to the Servicing Agreements for Countrywide Mortgage Obligations, Inc., the following:

I have reviewed the activities and performances of the Servicer during the fiscal year ended December 31, 2003 under the Agreements and, to the best of my knowledge, based on my review, the Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreements throughout the fiscal year.

Date:  3/19/04
/s/:  Joseph M. Candelario
Joseph M. Candelario
First Vice President
Compliance Officer
Loan Administration